Exhibit 99.1

McDermott Reports Third Quarter 2012 Financial Results

Earnings per share of 21 cents; Strong $5.3 Billion Backlog

HOUSTON--(BUSINESS WIRE)--November 5, 2012--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported income of $50.6 million, or $0.21 per diluted share, for the 2012 third quarter. The results of the 2012 third quarter compare to income from continuing operations of $9.8 million, or $0.04 per diluted share, in the corresponding period of 2011. Weighted average common shares outstanding on a fully diluted basis were approximately 237.9 million and 236.9 million in the quarters ended September 30, 2012 and September 30, 2011, respectively.

McDermott’s revenues were $1,028.7 million for the 2012 third quarter compared to $879.9 million in the corresponding period of 2011. The year-over-year increase was attributable to the Middle East and Atlantic segments, primarily due to increased fabrication and marine activity. The increase from these segments was partially offset by lower revenues in the Asia Pacific segment due to lower marine activity.

The Company’s operating income in the 2012 third quarter was $82.5 million compared to $35.2 million in the 2011 third quarter. The increase in operating income was primarily due to approximately $50 million in project losses recognized in the 2011 third quarter, in addition to higher fabrication and marine activity in the Middle East and Atlantic segments and additional change order activity in the Asia Pacific segment in the 2012 third quarter.

“The positive results of our 2012 third quarter keep us on track for a solid 2012 financial performance,” said Stephen M. Johnson, Chairman of the Board, President and Chief Executive Officer of McDermott. “We see continued strength in our end markets and are encouraged by the significant level of bids and targeted market opportunities.”

The Company’s other income for the third quarter of 2012 was $1.7 million, which represents an improvement of $1.3 million as compared to other income of $0.4 million in the third quarter of 2011 primarily attributable to increased interest income.

At September 30, 2012, the Company’s backlog was approximately $5.3 billion, compared to $5.7 billion and $4.3 billion at June 30, 2012 and September 30, 2011, respectively.

Balance Sheet Summary

As of September 30, 2012, McDermott reported total assets of approximately $3.4 billion. Included in this amount was $720.7 million of cash and cash equivalents, restricted cash and investments. Net working capital, calculated as current assets less current liabilities, was $679.4 million. Additionally, total equity was over $1.9 billion, or approximately 57% of total assets, with total debt of $108.3 million.

OTHER INFORMATION

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national and major energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include approximately 13,500 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, McDermott remaining on track for a solid 2012 financial performance and the continued strength in McDermott’s end markets. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, changes in the scope or timing of contracts, and contract cancellations, change orders and other modifications. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011 and subsequent quarterly reports on Form 10-Q. This news release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except share and per share amounts)

Revenues	$1,028,745	$879,894	$2,645,671	$2,628,935

Costs and Expenses:
Cost of operations	889,823	802,951	2,246,961	2,253,981
Selling, general and administrative expenses	51,834	48,046	145,927	163,827
Gain on asset disposals	(85)	(7,811)	(282)	(8,107)

Total costs and expenses	941,572	843,186	2,392,606	2,409,701

Equity in Income (Loss) of Unconsolidated Affiliates	(4,692)	(1,492)	(11,026)	59

Operating Income	82,481	35,216	242,039	219,293

Other Income (Expense):
Interest income	996	319	4,215	1,060
Interest expense	-	(152)	-	(415)
Gain (loss) on foreign currency--net	488	504	11,185	(2,356)
Other income (expense)--net	242	(298)	(288)	(1,586)

Total other income (expense)	1,726	373	15,112	(3,297)

Income from continuing operations before provision for income taxes and noncontrolling interests	84,207	35,589	257,151	215,996

Provision for Income Taxes	29,916	20,535	87,004	60,351

Income from continuing operations before noncontrolling interests	54,291	15,054	170,147	155,645

Total income from discontinued operations, net of tax	-	1,187	3,497	6,459

Net Income	54,291	16,241	173,644	162,104

Less: Net Income Attributable to Noncontrolling Interests	3,679	5,290	7,535	13,405

Net Income Attributable to McDermott International, Inc.	$50,612	$10,951	$166,109	$148,699

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except share and per share amounts)

Income from continuing operations less noncontrolling interests	$50,612	$9,764	$162,612	$142,240
Income from discontinued operations, net of tax	-	1,187	3,497	6,459

Net income attributable to McDermott International, Inc.	$50,612	$10,951	$166,109	$148,699

Weighted average common shares (basic)	235,817,203	234,940,184	235,568,889	234,451,430
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	2,049,797	2,007,479	1,984,574	2,627,875

Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	237,867,000	236,947,663	237,553,463	237,079,305

Basic earnings per share:
Income from continuing operations less noncontrolling interests	0.21	0.04	0.69	0.61
Income from discontinued operations, net of tax	-	0.01	0.01	0.03
Net income attributable to McDermott International, Inc.	0.21	0.05	0.70	0.63

Diluted earnings per share:
Income from continuing operations less noncontrolling interests	0.21	0.04	0.68	0.60
Income from discontinued operations, net of tax	-	0.01	0.01	0.03
Net income attributable to McDermott International, Inc.	0.21	0.05	0.69	0.63

SUPPLEMENTARY DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands)
Depreciation and amortization	$20,082	$19,801	$65,956	$59,900
Drydock amortization	$7,999	$6,037	$21,606	$18,336
Capital expenditures	$47,623	$90,190	$179,284	$231,872
Backlog	$5,339,755	$4,255,432	$5,339,755	$4,255,432

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$638,794	$570,854
Restricted cash and cash equivalents	23,074	21,962
Investments	28,737	109,522
Accounts receivable--trade, net	548,068	445,808
Accounts receivable--other	63,774	53,386
Contracts in progress	499,339	287,390
Deferred income taxes	11,580	11,931
Other current assets	41,155	36,332

Total Current Assets	1,854,521	1,537,185

Property, Plant and Equipment	2,018,481	1,958,877
Less accumulated depreciation	(819,645)	(857,012)

Net Property, Plant and Equipment	1,198,836	1,101,865
Assets Held for Sale	28,724	55,571
Investments	30,097	29,484
Goodwill	41,202	41,202
Investments in Unconsolidated Affiliates	35,430	42,659
Other Assets	175,233	184,848

Total Assets	$3,364,043	$2,992,814

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$14,146	$8,941
Accounts payable	375,954	315,514
Accrued liabilities	395,234	309,515
Advance billings on contracts	307,144	320,438
Deferred income taxes	13,213	13,187
Income taxes payable	69,383	54,181

Total Current Liabilities	1,175,074	1,021,776

Long-Term Debt	94,140	84,794
Self-Insurance	27,867	23,585
Pension Liability	19,292	21,295
Other Liabilities	124,979	107,652
Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 243,419,194 and 242,416,424 shares at September 30, 2012 and December 31, 2011, respectively	243,419	242,416
Capital in excess of par value	1,387,311	1,375,976
Retained earnings	405,212	239,103
Treasury stock, at cost, 7,574,903 and 7,359,983 shares at September 30, 2012 and December 31, 2011, respectively	(98,725)	(95,827)
Accumulated other comprehensive loss	(80,508)	(102,030)

Stockholders’ Equity--McDermott International, Inc.	1,856,709	1,659,638
Noncontrolling Interests	65,982	74,074

Total Equity	1,922,691	1,733,712

Total Liabilities and Equity	$3,364,043	$2,992,814

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2012	2011
	(In thousands)
Cash Flows From Operating Activities:
Net income	$173,644	$ 162,104
Less: Income from discontinued operations, net of tax	3,497	6,459

Income from continuing operations	$170,147	$ 155,645
Non-cash items included in net income:
Depreciation and amortization	65,956	59,900
Drydock amortization	21,606	18,336
Equity in (income) loss of unconsolidated affiliates	11,026	(59)
Gain on asset disposals and impairments--net	(282)	(8,107)
Provision (benefit) from deferred taxes	3,929	(2,910)
Stock-based compensation charges	11,449	8,340
Pension costs	1,152	15,367
Other non-cash items	5,178	5,909
Changes in assets and liabilities, net of effects from dispositions:
Accounts receivable	(113,460)	26,238
Net contracts in progress and advance billings on contracts	(225,340)	(380,635)
Accounts payable	58,675	44,667
Accrued and other current liabilities	66,125	71,148
Pension liability and accrued postretirement and employee benefits	17,322	(51,041)
Other assets and liabilities	16,166	(33,663)

Net Cash Provided By (Used In) Operating Activities--Continuing Operations	109,649	(70,865)
Net Cash Used In Operating Activities--Discontinued Operations	-	(211)

Total Cash Provided By (Used In) Operating Activities	109,649	(71,076)

Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(179,284)	(231,872)
(Increase) decrease in restricted cash and cash equivalents	(1,112)	183,564
Purchases of available-for-sale securities	(82,735)	(516,628)
Sales and maturities of available-for-sale securities	164,807	601,128
Proceeds from asset disposals	405	8,483
Other investing activities, net	(2,305)	(16)

Net Cash Provided By (Used In) Investing Activities--Continuing Operations	(100,224)	44,659
Net Cash Provided By Investing Activities--Discontinued Operations	60,671	-

Total Cash Provided By (Used In) Investing Activities	(39,553)	44,659

Cash Flows From Financing Activities:
Increase in debt	19,033	40,212
Payment of debt	(4,482)	(6,473)
Debt issuance costs	64	(4,824)
Distributions to noncontrolling interests	(15,728)	-
Other financing activities, net	(2,706)	(2,059)

Net Cash Provided By (Used In) Financing Activities--Continuing Operations	(3,819)	26,856

Effects of exchange rate changes on cash and cash equivalents	1,663	(313)

Net increase in cash and cash equivalents	67,940	126

Cash and cash equivalents at beginning of period	570,854	403,463

Cash and cash equivalents at end of period--Continuing Operations	$638,794	$ 403,589

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Robby Bellamy, (281) 870-5165
Director, Investor Relations
rbellamy@mcdermott.com
or
Trade and General Media:
Louise Denly, (281) 870-5025
Director, Corporate Communications
ldenly@mcdermott.com